MARKETING ORGANIZATION AGREEMENT
COMMISSION SCHEDULE

NEA Valuebuilder Variable Annuity TSA & IRA (the “Contract”)

Marketing Organization: (Broker/Dealer):

EFFECTIVE DATE OF COMMISSION SCHEDULE:

COMMISSIONS - This Commission Schedule is hereby made a part of and amends your selling agreement including, but not limited to, the SBL Variable Products Sales Agreement and/or Marketing Organization Agreement, as applicable (hereinafter called the “Agreement”), with Security Benefit Life Insurance Company and Security Distributors, Inc. (hereinafter jointly called “SBL”), and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set out in the applicable prospectus and Contract. Commissions to a Marketing Organization are equal to a percentage of each Purchase Payment written by Marketing Organization, as follows:

1.
UP FRONT COMMISSIONS: The rate of commissions paid on each Purchase Payment made with respect to each particular Contract is based on the issue age of the Owner (or of the Annuitant if the Contract is owned by a non-natural person) as set forth in the tables below. You may select one of Commission Options A through D as shown in the table below at the time of application for each Contract. If no selection is made on the application, SBL will pay you pursuant to Option B. You may select a different option for each Contract but may not change the Option in effect after the Contract is issued.

Commission Option	OPTION A		OPTION B		OPTION C		OPTION D
Owner Issue Age	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90
	6.50%	2.50%	5.00%	2.50%	2.50%	2.50%	0.00%	0.00%

•	No Commission will be paid on Purchase Payments made that are less than the minimum specified in the applicable prospectus and Contract.

2.
COMMISSION CHARGEBACK: No chargebacks are applicable to partial withdrawals, full surrenders or death claims, except in the event of a free look surrender or if an Alternate Withdrawal Charge Rider is selected. Please see section 3a.

3.
ASSET-BASED COMMISSIONS: Under Commission Options A (for issues ages 81-90 only), B, C and D, SBL will pay an asset-based commission as of the end of each calendar month. The amount of the asset-based commission under each Option is equal to 1/12 of the applicable percentage set forth in the table below times the aggregate Contract Value of those Contracts sold under the applicable Commission Option for which Marketing Organization is the broker of record and, with respect to Options A, B and C only, the initial Purchase Payment is more than 12 months old. For Option D only, the asset-based commission will be paid as of the end of the first calendar month of the Contract Date. On an annual basis, the asset-based commission is equal to the amount set forth in the Table below. No asset-based commission will be paid on Contracts that have annuitized under a life contingent annuity option. An Annuitization Fee may be available as discussed in paragraph 6.

Commission Option	OPTION A		OPTION B		OPTION C		OPTION D
Owner Issue Age	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90
	0 bps	25 bps	25 bps	25 bps	45 bps	25 bps	70 bps	65 bps

4.
ALTERNATE WITHDRAWAL CHARGE RIDER: For a Contract sold with an Alternate Withdrawal Charge Rider (also referred to as a “CDSC Rider”), the commission and asset-based commission schedules set forth above do not apply. The following commission and asset-based commission schedules will apply in lieu of those set forth above if an Alternate Withdrawal Charge Rider is in effect. The following commission rates are applicable based upon the Alternate Withdrawal Charge Rider selected. The amount of commission and asset-based commission varies based upon the Duration set forth below, which is measured from the Contract Date.

CDSC Rider	Duration	Up Front Commission* Based on Owner Age at Issue		Asset Based Commission** Based on Owner Age at Issue
		0-80	81+	0-80	81+
0-year1	0-12 months	1.50%	1.0%	0%	0%
	13-24 months	0%	0%	1.00%	0.90%
	25 months and thereafter	0%	0%	1.25%	1.15%

CDSC Rider	Duration	Up Front Commission*	Asset Based Commission** Contract Value Allocated to
			Subaccounts	Fixed Account
3-year	0 – 12 months	1.50%	0%	0%
	13 – 24 months	1.00%	0.25%	0%
	25 – 36 months	0.50%	0.25%	0%
	37 months and thereafter	0.00%	1.00%	0%

CDSC Rider	Duration	Up Front Commission* Based on Owner Issue Age		Asset Based Commission** Based on owner Issue Age
		0-80	81+	0-80	81+
4-year	0-12 months	5%	2.5%	0%	0%
	13-24 months	4%	2.0%	0%	0%
	25-36 months	3%	1.5%	0%	0%
	37- 48 months	2%	1.0%	0%	0%
	49 months and thereafter	0%	0%	1%	1%

1.
The commission schedule for the 0-year CDSC Rider set forth above applies to Contracts issued with a 0-year CDSC Rider on or after October 1, 2003. For Contracts with a 0-year CDSC Rider issued prior to October 1, 2003, see the Commission Schedule in effect on the Contract’s date of issue.

*	The commission is equal to the applicable percentage of each Purchase Payment written by Marketing Organization based upon the applicable Alternate Withdrawal Charge Rider in effect.

**
The amount of the monthly asset-based commission is equal to 1/12 of the applicable percentage set forth in the table above times the aggregate Contract Value of those Contracts sold under the applicable Alternate Withdrawal Charge Rider for which Marketing Organization is the broker of record.

5.
COMMISSION CHARGEBACK PROVISION WITH ALTERNATE WITHDRAWAL CHARGE RIDER: The following chargeback provisions apply in connection with any Contract with a 0-year or 3-year Alternate Withdrawal Charge Rider in effect. In the event of a partial withdrawal during the first 18 months of the Contract that exceeds the Free Withdrawal amount as defined below, SBL will chargeback 100% of the commissions paid in connection with any withdrawal amount that exceeds the Free Withdrawal Amount. The Free Withdrawal amount is equal in the first Contract Year, to 10% of purchase payments made during the year and, in any subsequent Contract Year, to 10% of Contract Value as of the first day of that Contract Year.

In the event of a free look surrender, or a full withdrawal or death claim in the first 18 months of a Contract with a 0-year or 3-year Alternate Withdrawal Charge Rider in effect, SBL will charge back 100% of the commissions paid in connection with the Contract.

6.
CONTRACT DATE: For the purpose of this Commission Schedule, the term “Contract Date” shall be the date the first purchase payment is credited to the Contract, and the term “Contract Year” is each twelve-month period measured from the Contract Date.

7.
DEATH BENEFIT APPLIED TO ANNUITY OPTION: In the event that a beneficiary of a Contract under this Commission Schedule applies the death benefit to one of the annuity options under the Contract, no commission will be payable upon such application. An Annuitization Fee may be available as discussed in paragraph 6.

8.
ANNUITIZATION: An Annuitization Fee will be paid to a Marketing Organization who secures from the Contract Owner (or his or her beneficiary) the proper forms and information to commence an immediate life contingent annuity option under the Contract and significantly assists the client and SBL in such settlement. The Annuitization Fee will be equal to 4% of the amount applied to a fixed life contingent annuity option and 2% of the amount applied to a variable life contingent annuity option.

9.
CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue the commissions, asset-based commissions or any other compensation payable under this Commission Schedule. However, any such change will not apply to the commissions or asset based commissions applicable to Contracts issued before the effective date of such change.

10.
CHANGE OF DEALER: A Contract Owner shall have the right to designate a new marketing organization, or terminate a marketing organization without designating a replacement, by sending written notice of such designation or termination to SBL. Upon written notice to SBL by the owner of the designation of a new marketing organization, all the commissions and asset-based commissions shall be payable to the new marketing organization. Upon written notice to SBL by the Contract Owner of termination of Marketing Organization, without designating a new marketing organization, SBL shall cease paying commissions and asset based commissions to Marketing Organization.

11.
TERMINATION OF THE AGREEMENT/VESTING: In the event of termination of the Agreement for any reason, all rights to receive commissions, asset-based commissions or other compensation under this Commission Schedule shall be terminated, unless each of the following requirements is met: (i) the Agreement has been in force for at least one year; (ii) Marketing Organization is at the time such commissions are payable properly licensed to receive such commissions; (iii) Marketing Organization is providing service to the Contract Owner and performing its duties in a manner satisfactory to SBL; (iv) commissions paid to Marketing Organization in the previous calendar year amounted to at least $500; and (v) Marketing Organization has not been terminated, nor a new marketing organization designated, by the Contract Owner as set forth in paragraph 8 above.

THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Variable Annuity Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.		SECURITY BENEFIT LIFE INSURANCE COMPANY

By:	MARK CARR	By:	KEVIN WATT

Title:	President	Title:	Vice President Business Development